PRICING SUPPLEMENT

Dated November 28, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018,

Index Supplement dated October 31, 2018

and Product Supplement

dated October 31, 2018)

UBS AG $3,614,000 Capped Buffer GEARS
Linked to an Unequal Basket of Equity Indices due November 30, 2020

Investment Description

UBS AG Capped Buffer GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of an unequally weighted basket (the “underlying basket”) consisting of the following six equity indices (each, a “basket asset”), with its basket weighting in parenthesis: EURO STOXX 50® Index (40.00%), the FTSE® 100 Index (20.00%), the Nikkei 225 Index (20.00%), the Swiss Market Index (7.50%), the S&P/ASX 200 Index (7.50%) and the Hang Seng Index (5.00%). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”) and whether the closing level of the underlying basket on the final valuation date (the “final basket level”) is less than the downside threshold. If the basket return is positive, at maturity, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the basket return multiplied by the upside gearing and (b) the maximum gain. If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Security equal to the principal amount. If, however, the final basket level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or almost all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Basket Return up to the Maximum Gain: At maturity, the Securities provide exposure to any positive basket return multiplied by the upside gearing, up to the maximum gain.
❑	Contingent Repayment of Principal at Maturity with Potential for Buffered Downside Market Exposure: If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	November 28, 2018
Settlement Date	November 30, 2018
Final Valuation Date*	November 24, 2020
Maturity Date*	November 30, 2020
*	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the underlying basket. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or almost all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to the Securities. The return on your Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. Information about the underlying basket and the basket assets is specified on page 2, and described in more detail beginning on page 8. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Basket	Basket Weighting	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Basket Level	Buffer	Downside Threshold	CUSIP	ISIN
An Unequal Basket of Equity Indices (see page 2 for details)	See page 2	59.00%	$15.90	2.0	100.00	10%	90.00, which is 90% of the Initial Basket Level	90281B437	US90281B4370

The estimated initial value of the Securities as of the trade date is $9.744. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the accompanying product supplement relating to the Securities, dated October 31, 2018, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to an Unequal Basket of Equity Indices	$3,614,000.00	$10.00	$72,280.00	$0.20	$3,541,720.00	$9.80

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Index supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm
♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped Buffer GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018, references to the “index supplement” mean the UBS index supplement, dated October 31, 2018 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page PS-9 of the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying index supplement, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the accompanying index supplement and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of almost all of your initial investment.
♦	You can tolerate a loss of some or almost all of your initial investment and are willing to make an investment that may have downside market risk similar to a hypothetical investment in the underlying basket, the basket assets or in the stocks comprising the basket assets (the “underlying equity constituents”), subject to the buffer.
♦	You believe that the level of the underlying basket will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is unlikely to exceed the maximum gain indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain specified on the cover hereof.
♦	You are willing to invest in the Securities based on the downside threshold and upside gearing indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and basket assets and the prices of the underlying equity constituents.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity constituents.
♦	You understand and are willing to accept the risks associated with the underlying basket and the basket assets.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of almost all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or almost all of your initial investment or are unwilling to make an investment that may have downside market risk similar to a hypothetical investment in the underlying basket, the basket assets or the underlying equity constituents, subject to the buffer.
♦	You believe that the final basket level will decline during the term of the Securities and is likely to be less than the downside threshold on the final valuation date or you believe that the level of the underlying asset will appreciate over the term of the Securities by more than the maximum gain indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain specified on the cover hereof.
♦	You are unwilling to invest in the Securities based on the downside threshold or upside gearing indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or basket assets or the prices of the underlying equity constituents.
♦	You do not understand or are not willing to accept the risks associated with the underlying basket and the basket assets.
♦	You seek current income from your investment or prefer to receive any dividends paid on the underlying equity constituents.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Securities.

1

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$10 per Security
Term	Approximately 2 years.
Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.
Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)
EURO STOXX 50® Index	SX5E	40.00%	3,168.29
FTSE® 100 Index	UKX	20.00%	7,004.52
Nikkei 225 Index	NKY	20.00%	22,177.02
Swiss Market Index®	SMI	7.50%	8,894.58
S&P/ASX 200 Index	AS51	7.50%	5,725.078
Hang Seng® Index	HSI	5.00%	26,682.56
(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.
Maximum Gain	59.00%.
Maximum Payment at Maturity per Security	$15.90.
Upside Gearing	2.0
Buffer	10%
Downside Threshold	A specified level of the underlying basket that is less than the initial basket level, equal to a percentage of the initial basket level as determined by the calculation agent and as indicated on the cover hereof.
Payment at Maturity (per Security)	If the basket return is positive, UBS will pay you an amount in cash equal to:
$10 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)
If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you an amount in cash equal to: Principal Amount of $10
If the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you an amount in cash that is less than your principal amount equal to:

$10 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer.

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level − Initial Basket Level Initial Basket Level
Initial Basket Level	100.00
Final Basket Level	The basket closing level on the final valuation date.
Basket Closing Level	On any day, the basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket, asset, the quotient, expressed as a percentage, of the following formula: Final Asset Level – Initial Asset Level Initial Asset Level
Final Asset Level	With respect to each basket asset, the closing level for such basket asset on the final valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.

Investment Timeline

Trade Date	The initial asset level for each basket asset is observed and the initial basket level and final terms of the Securities are set.
¯
Maturity Date

The final asset level for each basket asset is observed on the final valuation date and each basket asset return and the basket return are calculated.

If the basket return is positive, UBS will pay you an amount in cash per Security equal to:

$10 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)

If the basket return is zero or negative and the final basket level is equal to or greater than the downside threshold, UBS will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the basket return is negative and the final basket level is less than the downside threshold, UBS will pay you an amount in cash per Security that is less than your principal amount equal to:

$10 × [1 + (Basket Return + Buffer)]

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer.

Investing in the Securities involves significant risks. You may lose some or almost all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

2

Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. UBS will pay you the principal amount of your Securities in cash at maturity only if the final basket level is equal to or greater than the downside threshold. If the basket return is negative and the final basket level is less than the downside threshold, you will lose a percentage of your principal amount equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer and, in extreme situations, you could lose almost all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying basket is equal to or greater than the downside threshold.
♦	The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the then-current basket return multiplied by the upside gearing, even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the upside gearing, subject to the maximum gain, only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain - The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	The probability that the final basket level is less than the downside threshold will depend on the volatility of the basket assets — “Volatility" refers to the frequency and magnitude of changes in the levels of the basket assets. All things being equal, the greater the expected volatility of the basket assets as of the trade date, the greater the expectation is as of that date that one or more basket asset returns, and therefore the basket return, will be negative and that the final basket level will be less than the downside threshold and, as a consequence, indicates an increased risk of loss. Also, a relatively lower downside threshold does not necessarily indicate a relatively low risk of loss because the expected volatility of the basket assets, and therefore the underlying basket, could be high. You should be willing to accept the downside market risk of the underlying basket and the potential to lose some or almost all of your initial investment.
♦	Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Securities — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the value of a basket asset increases in value, the value of another basket asset may not increase as much, or may even decline in value. Therefore, in calculating underlying basket’s performance on the final valuation date, an increase in the value of one basket asset may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another basket asset. Further, high correlation of movements in the values of the basket assets could adversely affect your return on the Securities during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of the Securities and the payment at maturity.
♦	The underlying basket is unequally weighted, and changes in the values of the basket assets may offset each other — The underlying basket is unequally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if relatively few of the basket assets experience a negative basket asset return, resulting in the loss of a significant portion or all of your initial investment. Because the basket assets are not equally weighted, increases in lower weighted basket assets may be offset by even small decreases in more heavily weighted basket assets. Specifically, the performance of the EURO STOXX® 50 Index will have a significantly larger impact on the return on the Securities than the performance of any other basket asset.
♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying basket (and, therefore, the basket assets) and indirectly linked to the performance of the underlying equity constituents, and will depend on whether, and the extent to which, the basket return is positive or negative. The level of the basket assets (and, therefore, the underlying basket) can rise or fall sharply due to factors specific to their underlying equity constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.
3

♦	Fair value considerations.
♦	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels and volatility of the basket assets, any expected dividends on the underlying equity constituents, the correlation among the basket assets, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the basket assets; the volatility of the basket assets; any dividends paid on the underlying equity constituents; the correlation among the basket assets; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities. These and other factors are unpredictable and interrelated and may offset or magnify each other.
4

♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the underlying equity constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity constituents. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside gearing exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying equity constituents may have.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be equal to or greater than the initial basket level or downside threshold. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity constituents. You should be willing to accept the risks of owning equities in general and the underlying equity constituents in particular, and the risk of losing some or almost all of your initial investment.
♦	The Securities are subject to non-U.S. securities market risks — Because each of the basket assets is subject to risks associated with non-U.S. securities markets, specifically the regions of the Eurozone, United Kingdom, Japan, Switzerland, Australia and China, the Securities are subject to non-U.S. securities market risks. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	The basket asset returns will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the underlying equity constituents of each basket asset are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying equity constituents of the basket assets are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	The basket assets reflect price return, not total return — The return on your Securities is based on the performance of the underlying basket and, therefore, the basket assets, which each reflect the change in the market prices of their underlying equity constituents. None of the basket assets are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying equity constituents. Accordingly, the return on your Securities will not include such a total return feature or dividend component.
♦	Changes affecting a basket asset could have an adverse effect on the value of the Securities — The policies of the sponsors of the basket assets (each, an “index sponsor,” and together, the “index sponsors”) as specified under “Information About the Underlying Basket and the Basket Assets”, concerning additions, deletions and substitutions of their underlying equity constituents and the manner in which the index sponsors take account of certain changes affecting those underlying equity constituents may adversely affect the level of the basket assets and, therefore, the level of the underlying basket. The policies of the index sponsors with respect to the calculation of the basket assets could also adversely affect the level of a basket asset and, therefore, the level of the underlying basket. The index sponsors may discontinue or suspend calculation or dissemination of the basket assets. Any such actions could have an adverse effect on the value of the Securities and the payment at maturity.
♦	UBS cannot control actions by the index sponsors or, except to the extent our common stock is included in a basket asset, any underlying constituent issuer and none of the index sponsors or any other underlying constituent issuer have any obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket assets. In addition, except to the extent our common stock is included in the Swiss Market Index, UBS and its affiliates are note affiliated with any issuer of an underlying equity constituent (an “underlying constituent issuer”) and have no ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the index sponsors or any other underlying constituent issuer are involved in the Securities offering in any way and none have an obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

5

♦	Potential UBS impact on price — Trading or transactions by UBS and/or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the basket assets or any underlying equity constituent may adversely affect the performance and, therefore, the market value and the amount payable at maturity, if any, of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the terms of the Securities on the trade date and the final asset level of a basket asset (and, therefore, the final basket level) on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the maximum gain, upside gearing, buffer and downside threshold and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the basket assets to which the Securities are linked.
♦	The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfil the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Securities. Consequently, holders of Securities may lose all of some of their investment in the Securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
6

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.
7

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 2 years
Initial Basket Level:	100
Downside Threshold:	90 (90% of the Initial Basket Level)
Upside Gearing:	2.0
Buffer:	10%
Maximum Gain:	58%
Range of Basket Return:	-100% to 40%

Example 1: The Basket Return is 15%.

Because the basket return is positive and, when multiplied by the upside gearing, is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)
= $10 × (1 + the lesser of (a) 15% × 2.0 and (b) 58%)
= $10 × (1 + 15% × 2.0)
= $13.00 per Security (a 30.00% total return).

Example 2: The Basket Return is 40%.

Because the basket return is positive and, when multiplied by the upside gearing, is greater than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 × (1 + the lesser of (a) Basket Return × Upside Gearing and (b) Maximum Gain)
= $10 × (1 + the lesser of (a) 40% × 2.0 and (b) 58%)
= $10 × (1 + 58%)
= $15.80 per Security (a 58.00% total return).

Example 3: The Basket Return is -8% and the Final Basket Level is equal to or greater than the Downside Threshold.

Because the basket return is negative and the final basket level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $10 (a 0% percent total return).

Example 4: The Basket Return is -60% and the Final Basket Level is less than the Downside Threshold.

Because the basket return is negative and the final basket level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount calculated as follows:

$10 × [1 + (Basket Return + Buffer)]
= $10 × [1 + (-60% + 10%)]
= $5 per Security (a 50.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment in an amount that is equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer.

8

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return(1)	Payment at Maturity	Security Total Return at Maturity
150.00	50.00%	$16.00	58.00%
140.00	40.00%	$15.80	58.00%
135.00	35.00%	$15.80	58.00%
129.00	29.00%	$15.80	58.00%
125.00	25.00%	$15.00	50.00%
120.00	20.00%	$14.00	40.00%
115.00	15.00%	$13.00	30.00%
110.00	10.00%	$12.00	20.00%
105.00	5.00%	$11.00	10.00%
100.00	0.00%	$10.00	0.00%
97.50	-2.50%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
92.50	-7.50%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$9.00	10.00%
75.00	-25.00%	$8.50	15.00%
70.00	-30.00%	$8.00	20.00%
60.00	-40.00%	$7.00	30.00%
50.00	-50.00%	$6.00	40.00%
40.00	-60.00%	$5.00	-50.00%
30.00	-70.00%	$4.00	-60.00%
20.00	-80.00%	$3.00	-70.00%
10.00	-90.00%	$2.00	-80.00%
0.00	-100.00%	$1.00	-90.00%
(1)	The basket return excludes any cash dividend payments on the underlying equity constituents.

9

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each of the basket assets. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level only began to be calculated on the trade date, there is no actual historical information about the underlying basket closing levels as of the date of this pricing supplement. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing levels have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the underlying basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the life of the Securities.

Hypothetical Historical Basket Levels

The following table sets forth the hypothetical quarterly basket closing levels for the basket. Past hypothetical performance of the basket is not indicative of the future performance of the basket, assuming the basket closing level was 100 on January 1, 2013.

Quarter Begin	Quarter End	Hypothetical Quarterly Basket Closing Level
1/1/2013	3/31/2013	106.94
4/1/2013	6/30/2013	107.67
7/1/2013	9/30/2013	115.91
10/1/2013	12/31/2013	124.21
1/1/2014	3/31/2014	121.77
4/1/2014	6/30/2014	124.26
7/1/2014	9/30/2014	125.84
10/1/2014	12/31/2014	127.40
1/1/2015	3/31/2015	141.06
4/1/2015	6/30/2015	137.26
7/1/2015	9/30/2015	123.12
10/1/2015	12/31/2015	130.45
1/1/2016	3/31/2016	120.15
4/1/2016	6/30/2016	117.34
7/1/2016	9/30/2016	123.46
10/1/2016	12/31/2016	133.96
1/1/2017	3/31/2017	138.64
4/1/2017	6/30/2017	140.28
7/1/2017	9/30/2017	144.03
10/1/2017	12/31/2017	149.74
1/1/2018	3/31/2018	141.76
4/1/2018	6/30/2018	146.19
7/1/2018	9/30/2018	149.59
10/1/2018	11/28/2018*	129.82
*	The above table only includes data through this date. Accordingly, the “Hypothetical Quarterly Basket Closing Level” data indicated is for this shortened period only and does not reflect complete data for this calendar quarter.
10

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2013 through November 28, 2018, based on the daily closing levels of the basket assets. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

11

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (the “SX5E index sponsor” or “STOXX Limited”).

SX5E is published by STOXX Limited, but STOXX Limited has no obligation to continue to publish SX5E, and may discontinue publication of SX5E at any time. SX5E is determined, comprised and calculated by STOXX Limited without regard to the Securities.

As discussed more fully in the index supplement under the heading “— Non-U.S. Indices — EURO STOXX 50® Index”, the EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of SX5E’s total free-float market capitalization. SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. SX5E captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. SX5E universe is defined as all components of the 19 EURO STOXX Regional Supersector indices.

The top ten underlying equity constituents of SX5E as of September 28, 2018, by weight, are: Total S.A. (6.21%), SAP SE (4.78%), Siemens AG (3.92%), Sanofi (3.62%), Allianz SE (3.45%), LVMH Moët Hennessy Louis Vuitton SE (3.40%), Unilever N.V. (3.03%), Bayer AG (2.98%), BASF SE (2.94%) and Banco Santander S.A. (2.92%); underlying equity constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

As of September 28, 2018, the top ten industry sectors which comprise SX5E represent the following weights in the index: Banks (11.6%), Industrial Goods & Services (11.1%), Health Care (10.4%), Technology (10.3%), Personal & Household Goods (10.1%), Oil & Gas (7.9%), Insurance (6.6%), Chemicals (6.4%), Food & Beverage (4.5%) and Telecommunications (4.4%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the SX5E index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of September 28, 2018, the eight countries which comprise SX5E represent the following weights in the index: France (39.5%), Germany (30.7%), Netherlands (10.3%), Spain (10.0%), Italy (4.7%), Belgium (2.7%), Finland (1.1%) and Ireland (1.0%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SX5E.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low closing levels for SX5E, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SX5E on November 28, 2018 was 3,168.29. Past performance of SX5E is not indicative of the future performance of SX5E.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/1/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/1/2017	9/30/2017	3,594.85	3,388.22	3,594.85
10/1/2017	12/31/2017	3,697.40	3,503.96	3,503.96
1/1/2018	3/31/2018	3,672.29	3,278.72	3,361.50
4/1/2018	6/30/2018	3,592.18	3,340.35	3,395.60
7/1/2018	9/30/2018	3,527.18	3,293.36	3,399.20
10/1/2018	11/28/2018*	3,414.16	3,116.07	3,168.29
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
12

The graph below illustrates the performance of SX5E from January 1, 2008 through November 28, 2018, based on information from Bloomberg. Past performance of SX5E is not indicative of the future performance of SX5E.

13

FTSETM 100 Index

We have derived all information regarding the FTSETM 100 Index (“UKX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by FTSE International Limited (the “FTSE index sponsor” or “FTSE”).

UKX is published by FTSE, but FTSE has no obligation to continue to publish UKX, and may discontinue publication of UKX at any time.

As discussed more fully in the index supplement under the heading “— Non-U.S. Indices — FTSETM 100 Index”, UKX is a market capitalization-weighted index and consists of the 100 most highly capitalized UK-domiciled companies traded on the SETS trading system of the London Stock Exchange (the “Exchange”). To qualify, companies must have a full listing on the Exchange with a Sterling or Euro denominated price on the Exchange’s SETS trading system, subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly, on the Wednesday before the first Friday in March, June, September and December, to review the underlying equity constituents of UKX. A constant number of underlying equity constituents are maintained for UKX. Where a greater number of companies qualify to be inserted in UKX than those qualifying to be deleted, the lowest ranking underlying equity constituents presently included in UKX will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in UKX will be inserted to match the number of companies being deleted at the periodic review.

In addition to the eligibility criteria discussed under “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — FTSETM 100 Index” on page IS-38 of the accompanying index supplement, in order to be included in UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of UKX who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from UKX.

Additional information on UKX is available on the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Underlying Equity Constituent Weighting by Sector as of September 28, 2018

Sector:*	Percentage (%)**
Oil & Gas	17.22%
Banks	12.00%
Personal & Household Goods	11.72%
Health Care	10.58%
Basic Resources	7.93%
Industrial Goods & Services	7.09%
Insurance	5.15%
Media	4.55%
Travel & Leisure	4.27%
Food & Beverages	4.02%
Telecommunications	3.20%
Retail	3.03%
Utilities	2.88%
Financial Services	2.52%
Construction & Materials	1.56%
Real Estate	0.96%
Chemicals	0.68%
Technology	0.64%

*       Sector designations are determined by the UKX index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices may reflect differences in sector designation methodology as well as actual differences in the sector composition of the indices.

**       Information provided by the UKX index sponsor. Percentages may not sum to 100% due to rounding.

The top five underlying equity constituents of UKX as of September 28, 2018, by weight, are: HSBC Holdings PLC (6.87%); Royal Dutch Shell PLC Class A (6.19%); BP PLC (5.61%); and Royal Dutch Shell PLC Class B (5.07%); British American Tobacco PLC (4.47%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to UKX.

14

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for UKX, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of UKX on November 28, 2018 was 7,004.52. Past performance of UKX is not indicative of the future performance of UKX.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	6,865.86	6,449.27	6,598.37
4/1/2014	6/30/2014	6,878.49	6,541.61	6,743.94
7/1/2014	9/30/2014	6,877.97	6,567.36	6,622.72
10/1/2014	12/31/2014	6,750.76	6,182.72	6,566.09
1/1/2015	3/31/2015	7,037.67	6,366.51	6,773.04
4/1/2015	6/30/2015	7,103.98	6,520.98	6,520.98
7/1/2015	9/30/2015	6,796.45	5,898.87	6,061.61
10/1/2015	12/31/2015	6,444.08	5,874.06	6,242.32
1/1/2016	3/31/2016	6,203.17	5,536.97	6,174.90
4/1/2016	6/30/2016	6,504.33	5,923.53	6,504.33
7/1/2016	9/30/2016	6,941.19	6,463.59	6,899.33
10/1/2016	12/31/2016	7,142.83	6,693.26	7,142.83
1/1/2017	3/31/2017	7,429.81	7,099.15	7,322.92
4/1/2017	6/30/2017	7,547.63	7,114.36	7,312.72
7/1/2017	9/30/2017	7,542.73	7,215.47	7,372.76
10/1/2017	12/31/2017	7,687.77	7,300.49	7,687.77
1/1/2018	3/31/2018	7,778.64	6,888.69	7,056.61
4/1/2018	6/30/2018	7,877.45	7,030.46	7,636.93
7/1/2018	9/30/2018	7,776.65	7,273.54	7,510.20
10/1/2018	11/28/2018*	7,510.28	6,939.56	7,004.52
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
15

The graph below illustrates the performance of UKX from January 1, 2008 through November 28, 2018, based on information from Bloomberg. Past performance of UKX is not indicative of the future performance of UKX.

16

Nikkei 225® Index

We have derived all information regarding the Nikkei 225® Index (“NKY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. (the “Nikkei index sponsor” or “Nikkei”).

NKY is published by Nikkei, but Nikkei has no obligation to continue to publish NKY, and may discontinue publication of NKY at any time.

NKY is a stock index that measures the composite price performance of selected Japanese stocks. NKY is based on 225 underlying stocks (its “underlying equity constituents”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 underlying equity constituents are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in NKY. Nikkei first calculated and published NKY in 1970; prior to 1970, the TSE calculated NKY. NKY is reported by Bloomberg under the ticker symbol “NKY.”

The 225 companies included in NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;
•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;
•	Consumer Goods — Marine Products, Food, Retail, Services;
•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading Houses;
•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and
•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

As of December 29, 2017, the following sectors had the following weights in NKY: Technology (44.62%), Financials (2.65%), Consumer Goods (21.80%), Materials (16.96%), Capital Goods/Others (11.24%) and Transportation and Utilities (2.73%). Percentages may not sum to 100% due to rounding. (Sector designations are determined by the Nikkei index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of NKY

NKY is a modified, price-weighted index (i.e., an underlying equity constituent’s weight in NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying equity constituent by the corresponding weighting factor for such underlying equity constituent (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant underlying equity constituent, so that the share price of each underlying equity constituent when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of NKY are those reported by a primary market for the underlying equity constituents (currently the TSE). The level of NKY is calculated once every 15 seconds during TSE trading hours.

In order to maintain continuity in NKY in the event of certain changes due to non-market factors affecting the underlying equity constituents, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any underlying equity constituent, the Divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of NKY immediately after such change) will equal the level of NKY immediately prior to the change.

Standards for Listing and Maintenance

An underlying equity constituent may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying equity constituents: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Meigara” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Meigara” (posts for stocks under supervision) becomes a candidate for deletion. Underlying equity constituents with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the underlying equity constituents, Nikkei will select a replacement for such deleted underlying equity constituent in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the underlying equity constituents. In such a case, an existing underlying equity constituent with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the underlying equity constituents constituting NKY is published by Nikkei. Nikkei may delete, add or substitute any stock underlying NKY.

17

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to NKY.

License Agreement

UBS has entered into an agreement with Nikkei providing us with a non-exclusive license with the right to use NKY in exchange for a fee. NKY is the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average,” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to NKY.

The Securities are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of NKY or the figure as which NKY stands at any particular day or otherwise. NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the Securities, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating NKY and is under no obligation to continue the calculation, publication and dissemination of NKY.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to NKY.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for NKY, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of NKY on November 28, 2018 was 22,177.02. Past performance of NKY is not indicative of the future performance of NKY.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	16,121.45	14,008.47	14,827.83
4/1/2014	6/30/2014	15,376.24	13,910.16	15,162.10
7/1/2014	9/30/2014	16,374.14	14,778.37	16,173.52
10/1/2014	12/31/2014	17,935.64	14,532.51	17,450.77
1/1/2015	3/31/2015	19,754.36	16,795.96	19,206.99
4/1/2015	6/30/2015	20,868.03	19,034.84	20,235.73
7/1/2015	9/30/2015	20,841.97	16,930.84	17,388.15
10/1/2015	12/31/2015	20,012.40	17,722.42	19,033.71
1/1/2016	3/31/2016	18,450.98	14,952.61	16,758.67
4/1/2016	6/30/2016	17,572.49	14,952.02	15,575.92
7/1/2016	9/30/2016	17,081.98	15,106.98	16,449.84
10/1/2016	12/31/2016	19,494.53	16,251.54	19,114.37
1/1/2017	3/31/2017	19,633.75	18,787.99	18,909.26
4/1/2017	6/30/2017	20,230.41	18,335.63	20,033.43
7/1/2017	9/30/2017	20,397.58	19,274.82	20,356.28
10/1/2017	12/31/2017	22,939.18	20,400.78	22,764.94
1/1/2018	3/31/2018	24,124.15	20,617.86	21,454.30
4/1/2018	6/30/2018	23,002.37	21,292.29	22,304.51
7/1/2018	9/30/2018	24,120.04	21,546.99	24,120.04
10/1/2018	11/28/2018*	24,270.62	21,149.80	22,177.02
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
18

The graph below illustrates the performance of NKY from January 1, 2008 through November 28, 2018, based on information from Bloomberg. Past performance of NKY is not indicative of the future performance of NKY.

19

Swiss Market Index (SMI)®

We have derived all information regarding the Swiss Market Index (SMI)® (“SMI”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the SIX Swiss Exchange Ltd (the “SMI index sponsor” or “SIX Swiss Exchange”).

SMI is published by SIX Swiss Exchange, but SIX Swiss Exchange has no obligation to continue to publish SMI, and may discontinue publication of SMI at any time.

SMI contains approximately 85% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the Swiss Performance Index (“SPI”). Its composition is examined twice a year by the Management Committee and the Index Commission, and any changes to the index composition of SMI are made once a year. SMI was standardized on June 30, 1988 at a baseline value of 1500 points and is maintained by the SIX Swiss Exchange. Additional information on SMI is available from the following website: six-swiss-exchange.com/indices/overview_en.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The position of each security is determined by a combination of average free-float market capitalization (compared to the capitalization of the entire SPI) and cumulated on order book turnover (compared to the total turnover of the SPI). A security is admitted to SMI if it ranks 18 or better in the selection list. A security ranked 19 or 20 is admitted only if a security that was already included in SMI meets the exclusion criteria directly (i.e., ranks in position 23 or lower) and no security that either meets the admission criteria directly (i.e., ranks in position 18 or higher) or is rated higher has moved up in its place. A security is excluded from SMI if it ranked 23 or lower in the selection list. A security that ranks 21 or 22 is excluded only if it meets the admission criteria directly (i.e., ranks in position 18 or higher) and no security that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Capped Weightings and Intra-Quarter Breaches. The weight of any underlying equity constituent that exceeds a weight of 18% within SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such underlying equity constituent’s free float market capitalization. An underlying equity constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other underlying equity constituents. The underlying equity constituents are also capped to 18% as soon as two underlying equity constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, a new calculation of the capping factors is executed immediately and communicated to the market in order to ensure that the maximum weight per underlying equity constituent is capped at 18% for the opening on the next day. In order to achieve a capped weighting while attempting to not cause market distortion, a stepwise reduction is conducted based on the ordinary quarterly index adjustment reviews to ensure that no change in the weight (as a result of capping) from one review to the next exceeds 3%. The transition period is in effect until no component has a weight larger than 18%. In the case of an intraquarter breach, the weights are limited to the last defined weights as of the prior review.

SMI is a non-dividend-adjusted price index. SMI is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalization of all securities included in SMI by a divisor.

The divisor is a technical number used to calculate SMI. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment and no adjustments are made to the divisor. Distributions such as special dividends and anniversary bonuses that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

As of December 29, 2017, the top ten underlying equity constituents of SMI (and their respective weightings in SMI) were: Nestle SA (18.04%); Roche Holding AG (17.79%); Novartis AG (17.71%); UBS Group AG (7.10%); ABB Ltd (4.88%); Financiere Richemont SA (4.74%); Zurich Insurance Group AG (4.61%); Credit Suisse Group AG (4.34%); Compagnie Swiss Re AG (3.01%); and LafargeHolcim LTD (2.71%).

As of December 29, 2017, the Industry Classification Benchmark industry sectors in SMI (and their respective weights) were: Basic Materials (1.8%), Consumer Goods (24.0%), Financials (21.6%), Health Care (37.5%), Industrials (13.6%) and Telecommunications (1.4%) (may not sum to 100% due to rounding). Sector designations are determined by the SMI index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

We have derived all information regarding SMI contained in this document from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by the SMI index sponsor. The SMI index sponsor owns the copyright and all other rights to SMI. The SMI index sponsor has no obligation to continue to publish, and may discontinue publication of, SMI.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.

20

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to UBS, other than the licensing of SMI and the related trademarks for use in connection with the Securities.

SIX Swiss Exchange and its Licensors do not:

♦	sponsor, endorse, sell or promote the Securities.
♦	recommend that any person invest in the Securities or any other securities.
♦	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.
♦	have any responsibility or liability for the administration, management or marketing of the Securities.
♦	consider the needs of the Securities or the owners of the Securities in determining, composing or calculating SMI or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Securities or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the Securities or any other third parties.

Specifically,

♦	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:
•	The results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of SMI and the data included in SMI;
•	The accuracy, timeliness, and completeness of SMI and its data;
•	The merchantability and the fitness for a particular purpose or use of SMI and its data; or
•	The performance of the Securities generally.
♦	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in SMI or its data.
♦	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in SMI or its data or generally in relation to the Securities, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between UBS and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the Securities or any other third parties.

21

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for SMI, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SMI on November 28, 2018 was 8,894.58. Past performance of SMI is not indicative of the future performance of SMI.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	8,532.99	8,092.53	8,453.82
4/1/2014	6/30/2014	8,752.86	8,280.53	8,554.52
7/1/2014	9/30/2014	8,840.17	8,274.65	8,835.14
10/1/2014	12/31/2014	9,212.85	8,057.54	8,983.37
1/1/2015	3/31/2015	9,396.29	7,899.59	9,128.98
4/1/2015	6/30/2015	9,471.46	8,780.91	8,780.91
7/1/2015	9/30/2015	9,526.79	8,278.07	8,513.41
10/1/2015	12/31/2015	9,016.56	8,375.31	8,818.09
1/1/2016	3/31/2016	8,701.46	7,496.62	7,807.89
4/1/2016	6/30/2016	8,292.45	7,594.49	8,020.15
7/1/2016	9/30/2016	8,320.99	7,898.21	8,139.01
10/1/2016	12/31/2016	8,259.45	7,593.20	8,219.87
1/1/2017	3/31/2017	8,704.39	8,229.01	8,658.89
4/1/2017	6/30/2017	9,127.61	8,529.28	8,906.89
7/1/2017	9/30/2017	9,176.99	8,814.54	9,157.46
10/1/2017	12/31/2017	9,452.32	9,084.04	9,381.87
1/1/2018	3/31/2018	9,611.61	8,509.29	8,740.97
4/1/2018	6/30/2018	9,000.89	8,456.95	8,609.30
7/1/2018	9/30/2018	9,201.22	8,529.59	9,087.99
10/1/2018	11/28/2018*	9,175.21	8,639.19	8,894.58
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
22

The graph below illustrates the performance of SMI from January 1, 2008 through November 28, 2018, based on information from Bloomberg. Past performance of SMI is not indicative of the future performance of SMI.

23

S&P/ASX 200 Index

We have derived all information regarding the S&P/ASX 200 Index (“AS51” or the “S&P/ASX Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the S&P/ASX Index Committee (the “AS51 index sponsor” or “ASX Committee”).

AS51 is published by the ASX Committee, but the ASX Committee has no obligation to continue to publish AS51, and may discontinue publication of AS51 at any time.

AS51 was introduced in April 2000 and is maintained by the ASX Committee, a team of five representatives from both S&P Dow Jones Indices LLC (“S&P”) and the Australian Securities Exchange (“ASX”).

As of October 31, 2018, the top 10 underlying equity constituents in AS51 by weight were the following: Commonwealth Bank of Australia, BHP Billiton Ltd., Westpac Banking Corp., CSL Ltd., ANZ Banking Group, National Australia Bank Ltd., Wesfarmers Ltd., Woolworths Ltd., Macquarie Group Ltd. and Telstra Corp Ltd.

As of October 31, 2018, the 11 GICS industry sectors represented by stocks in AS51 include: Financials (32.4%), Materials (18.2%), Health Care (8.5%), Consumer Staples (8.0%), Industrials (7.8%), Real Estate (7.7%), Energy (5.8%), Consumer Discretionary (4.1%), Communication Services (3.7%), Information Technology (2.1%) and Utilities (1.9%). Sector designations are determined by the AS51 index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. AS51 classifies stocks according to the Global Industry Classification Standard (“GICS”). These sectors, consistent throughout all the S&P-branded indices, are Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials and Utilities. GICS classifies a stock according to a number of measures, including revenues, earnings and the market’s perception of a company. As of September 28, 2018, S&P and MSCI Inc. updated the GICS sector structure by broadening the then-current Telecommunication Services Sector and renamed it the Communication Services Sector. The Communication Services Sector includes the companies previously classified as telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector.

As of October 31, 2018, the countries of domicile included in AS51 and their relative weights were: Australia (97.3%), New Zealand (1.2%), United States (0.7%), France (0.6%) and United Kingdom (0.2%).

AS51 is composed of the 200 largest index-eligible stocks listed on the ASX by float-adjusted market capitalization. AS51 is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Only stocks listed on the Australian Stock Exchange (the “ASX”) are considered for inclusion in AS51. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are regularly traded are considered for inclusion in AS51. A stock’s liquidity is measured relative to its size peers.

The ASX Committee rebalances the underlying equity constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Quarterly rebalancing changes take effect on the third Friday of March, June, September and December. The weighting of underlying equity constituents in AS51 is determined by a float factor, called an Investable Weight Factor (“IWF”) assigned to each stock by the ASX Committee. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities. IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

AS51 is calculated using a base-weighted aggregate methodology where the level of an index reflects the total market value of all the component stocks relative to a particular base period. On any given day, the index value is the quotient of the total available market capitalization of AS51’s underlying equity constituents and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in an underlying equity constituent’s share capital after the base date.

You may find information about AS51 on the S&P website at us.spindices.com/indices/equity/sp-asx-200. We are not incorporating by reference the website or any material it includes in this pricing supplement.

We have derived all information regarding AS51 contained herein from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the ASX Committee. Historical performance of the S&P/ASX Index is not an indication of future performance. Future performance of the S&P/ASX Index may differ significantly from historical performance, either positively or negatively.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to AS51.

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License Agreement

The S&P/ASX Index is a product of S&P or its affiliates (“SPDJI”) and Australian Securities Exchange, and has been licensed for use by UBS. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX® is a registered trademark of Australian Securities Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS. The Securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or Australian Securities Exchange. Neither S&P Dow Jones Indices nor Australian Securities Exchange make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P/ASX Index to track general market performance. S&P Dow Jones Indices and Australian Securities Exchange only relationship to UBS with respect to the S&P/ASX Index is the licensing of AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX Index is determined, composed and calculated by S&P Dow Jones Indices or Australian Securities Exchange without regard to UBS or the Securities. S&P Dow Jones Indices and Australian Securities Exchange have no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P/ASX Index. Neither S&P Dow Jones Indices nor Australian Securities Exchange are responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and Australian Securities Exchange have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the S&P/ASX Index will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for AS51, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of AS51 on November 28, 2018 was 5,725.078. Past performance of AS51 is not indicative of the future performance of AS51.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	5,462.309	5,070.311	5,394.831
4/1/2014	6/30/2014	5,536.073	5,358.948	5,395.747
7/1/2014	9/30/2014	5,658.511	5,264.217	5,292.812
10/1/2014	12/31/2014	5,549.130	5,152.343	5,411.018
1/1/2015	3/31/2015	5,975.491	5,299.237	5,891.505
4/1/2015	6/30/2015	5,982.694	5,422.487	5,459.010
7/1/2015	9/30/2015	5,706.715	4,918.429	5,021.629
10/1/2015	12/31/2015	5,351.565	4,909.555	5,295.859
1/1/2016	3/31/2016	5,270.475	4,765.346	5,082.785
4/1/2016	6/30/2016	5,408.017	4,924.385	5,233.375
7/1/2016	9/30/2016	5,587.392	5,197.547	5,435.921
10/1/2016	12/31/2016	5,699.068	5,156.556	5,665.791
1/1/2017	3/31/2017	5,896.229	5,610.972	5,864.905
4/1/2017	6/30/2017	5,956.523	5,665.721	5,721.494
7/1/2017	9/30/2017	5,785.102	5,655.420	5,681.610
10/1/2017	12/31/2017	6,088.143	5,651.766	6,065.129
1/1/2018	3/31/2018	6,135.807	5,759.365	5,759.365
4/1/2018	6/30/2018	6,232.134	5,751.924	6,194.633
7/1/2018	9/30/2018	6,352.236	6,128.717	6,207.561
10/1/2018	11/28/2018*	6,185.486	5,642.772	5,725.078
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
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The graph below illustrates the performance of AS51 from January 1, 2008 through November 28, 2018, based on information from Bloomberg. Past performance of AS51 is not indicative of the future performance of AS51.

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Hang Seng® Index

We have derived all information regarding the Hang Seng Index (“HSI”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the Hang Seng Indexes Company Limited (the “HSI index sponsor” or “HSI Committee”).

HSI is published by the HSI Committee, but the HSI Committee has no obligation to continue to publish HSI, and may discontinue publication of HSI at any time.

HSI is a free-float-adjusted market capitalization weighted index with a cap on the weighting of individual constituent securities that measures the performance of the largest and most liquid companies listed on the Main Board of the Stock Exchange of Hong Kong (“HKEX”). The number of constituents of HSI is fixed at 50. The Hang Seng Indexes Company Limited (“HSIL”) compiles, publishes and manages HSI.  HSI was launched on November 24, 1969 and serves as a market benchmark that reflects the overall performance of the Hong Kong stock market. HSI base was backdated to July 31, 1964 and has a base value of 100.

Additional information about HSI is available on the following website: http://www.hsi.com.hk/HSI-Net/HSI-Net. Additional information about the HKEX is available on the following website: http://www.hkex.com.hk/index.htm. We are not incorporating by reference these websites or any material they include in this prospectus supplement.

HSIL divides the constituents of HSI into eleven industry sectors. Sector designations are determined by the HSI index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Top Ten Constituent Stocks by Weight

as of September 28, 2018

Stock	Percentage (%)*
HSBC Holdings	10.13
Tencent	9.62
AIA	9.24
CCB	8.10
China Mobile	5.19
Ping An	4.86
ICBC	4.62
Bank of China	3.03
CNOOC	3.03
HKEx	2.90
*Information on constituent stocks is available at hsi.com.hk/HSI-Net/static/revamp/contents/en/dl_centre/factsheets/FS_HSIe.pdf. Percentages may not sum to 100% due to rounding.

Stock Weightings by Industry

as of September 28, 2018

Sector	Weight (%)*
Financials	48.19
Properties & Construction	10.52
Information Technology	10.27
Energy	7.35
Telecommunications	5.81
Consumer Goods	5.33
Utilities	5.04
Conglomerates	3.88
Consumer Services	2.91
Industrials	0.70

*Information on industry weightings is available at hsi.com.hk/HSI-Net/static/revamp/contents/en/dl_centre/factsheets/FS_HSIe.pdf. Percentages may not sum to 100% due to rounding.
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Composition and Eligibility Criteria

Eligibility Criteria

The universe of securities eligible for HSI includes stocks and real estate investment trusts with a primary listing on the Main Board of the HKEX. If a company has two classes of listed shares, each class of shares will be considered separately.

A security from the eligible universe is eligible for selection as an underlying equity constituent if it fulfills the following eligibility requirements:

(1) market value requirement: the security must be among those securities that constitute the top 90th percentile of the total market value of the universe of eligible securities (the market value of each individual security is the average of the month-end market values for the past 12 months of any review period);

(2) turnover requirement:  for each security, turnover in the past 24 months is assessed for eight quarterly sub-periods and points are assigned for each ‘pass’ achieved by a security as outlined below.  The highest score for the turnover requirement is 12 points and securities should obtain at least 8 points to meet the turnover requirement.

a) for each quarterly sub-period, a security will be regarded as passing the turnover requirement in that period if it is among the top 90th percentile of the aggregate market turnover of the universe of eligible securities;

b) two points will be assigned for each ‘pass’ achieved over the latest four sub-periods, and one point will be assigned for each ‘pass’ attained over the previous four sub-periods.

(3) listing history requirement: to ensure that constituents of HSI are representative securities of the HKEX and meet the market value requirement and turnover requirement, a security should normally have a listing history of at least 24 months before becoming eligible for inclusion in HSI, with exceptions as noted below. The listing history is the period between the listing date and the applicable review meeting date.

a) market value exception: a security with a large market value but with a listing history of less than 24 months may be considered for inclusion in HSI if it satisfies one of the more stringent market value rank/minimum listing requirements below.  For those securities with a listing of less than 12 months, the market value will be the average of the month-end market values since the listing date.

i) a market value rank in the top five with a minimum listing history of 3 months

ii) a market value rank of between 6 and 15 with a minimum listing history of 6 months

iii) a market value rank of between 16 and 20 with a minimum listing history of 12 months

iv) a market value rank of between 21 and 25 with a minimum listing history of 18 months

b) turnover requirement exception: a security with a listing history of less than or equal to 12 months will past the turnover requirement if it is among the top 90th percentile of the aggregate market turnover of the universe of eligible stocks for each quarterly sub-period.  A security with a listing history of over 12 months with be subject to the turnover requirement outlined in (2) above.

(4) H-share company requirement: H-shares of mainland China enterprises listed on the HKEX will not be selected unless the company has no unlisted share capital.

(5) Non-high shareholding concentration requirement: a security that is the subject of a Hong Kong Securities and Futures Commission High Shareholding Concentration notice will generally not be eligible for inclusion in HSI.

Final Selection

All securities included in the universe of eligible securities that meet the eligibility requirements will be considered for inclusion in HSI.  The final selection of the 50 constituents to be included in HSI will be made by the advisory committee after taking into account the following considerations:

1) market value and turnover rank of securities;

2) representation of the relevant sub-sector (finance, utilities, properties, and commerce and industry) with in HSI directly reflecting that of the market; and

3) financial performance.

The ratio of H-shares vs. non H-shares in terms of constituent number in HSI will not be fixed.  However, in determining constituent changes, HSIL will endeavor to maintain a balanced combination that best reflects the performance of the HKEX as a whole.

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Calculation Methodology

HSI is calculated using a free-float-adjusted market weighted capitalization methodology with a 10% cap on individual securities. Your notes are linked to the “price return calculation” of HSI, which means that HSI calculation does not take into account ordinary dividends or warrant bonuses. Under the free-float methodology, the following shareholdings, when exceeding 5% of shareholdings in the company on an individual basis, are viewed as non-free float and are excluded for index calculation purposes:

•	Strategic holdings: governments and affiliated entities or any other entities which hold substantial shares in a company are considered as non-free float unless otherwise proved;
•	Directors’ and management holdings: shares held by directors, members of the board committee, principal officers or founding members;
•	Corporate cross-holdings: shares held by publicly traded companies or private firms/institutions; and
•	Lock-up shares: shares that are subject to a publicly disclosed lock-up arrangement.

Any A-shares (shares listed in Shanghai and largely restricted to Chinese investors) with trading restrictions will be classified as non-free float, regardless of the shareholding percentage.

A free-float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares is rounded up to the nearest whole percentage for free-float adjustment factors of less than 10% and is otherwise rounded up to the nearest multiple of 5%. Free-float adjustment factors are reviewed quarterly. For companies with more than one class of shares, free-float adjustment factors will be calculated separately for each class of shares.

A cap of 10% on individual stock weightings is applied, such that no individual constituent in HSI will have a weighting exceeding a predetermined cap level on the index capping date.

HSI is calculated and disseminated every 2 seconds during trading hours on each trading day of the HKEX and is calculated as the product of (i) the current aggregate free-float-adjusted market capitalization of constituents divided by the previous trading day’s aggregate free-float-adjusted market capitalization of constituents, (ii) multiplied by the previous trading day’s closing index level. The current aggregate free-float-adjusted market capitalization of constituents on any trading day is the product of the current price of the constituents, the actual total number of each class of shares issued by each constituent (with respect to H-share constituents, taking into account only the H-share portion), the free-float adjustment factor (which is between zero and 1) and the cap factor (which is between zero and 1), in each case as determined on that trading day. A cap factor is calculated quarterly, such that no individual constituent in HSI will have a weighting exceeding a predetermined cap level on the index capping date. The previous trading day’s aggregate free-float adjusted market capitalization of constituents is the product of the closing price of the constituents on the previous trading day, the actual total number of each class of shares issued by each constituent (with respect to H-share constituents, taking into account only the H-share portion), the free-float adjustment factor (which is between zero and 1), and the cap factor (which is between zero and 1), in each case as determined on that trading day.

Trading on the HKEX

Trading on the HKEX is fully electronic through an Automatic Order Matching and Execution System. Trading on the HKEX takes place each Monday to Friday (excluding public holidays). The trading day consists of a pre-opening auction session from 9:00 a.m. to 9:30 a.m., followed by a morning trading session from 9:30 a.m. to 12:00 p.m., and an afternoon trading session from 1:00 p.m. to 4:00 p.m. (Hong Kong time). The HKEX recently implemented a closing auction session, which lasts for approximately 8 to 10 minutes after the close of the afternoon trading session at 4:00pm. During the closing auction, market participants who want to trade at the closing price input buy and sell orders. These orders then form a consensus closing price for each stock and orders are executed at that price. The index level will not be updated during the closing auction session, and the closing level of HSI will be determined at the conclusion of the closing auction session.

In the event that the constituent stock prices are not available from the HKEX due to a market disruption event, the HSI Index Sponsor will suspend real-time dissemination of the index level and will resume index services depending on the market activity recovery of the HKEX.

Index Rebalancing

The adjustment of the free float adjustment factor, the calculation of the cap factor, and the update of issued shares is undertaken quarterly, and is usually implemented after market close on the first Friday in March, June, September and December, and comes into effect on the next trading day.

HSI may also be adjusted on an ad hoc basis in the event of certain corporate actions and events. A minimum notice period of two trading days will be given to index users for any ad hoc rebalance. For corporate actions, including bonus issues, rights issues, stock splits and stock consolidations, the issued shares will be updated simultaneously with the corporate action adjustment and will take effect on the ex-date.

Other corporate events, including placing and issuance of new shares, will result in an adjustment to the free float factor if the number of free float issued shares changes by more than 10%. After the update, HSI will be recapped if the weighting of any capped constituent fell below 5 percentage points from the cap level, or the weighting of any constituent is higher than 5 percentage points above the cap level.

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In the event of ad hoc constituent changes, HSI will only be recapped if the weighting of a newly included constituent is higher than the cap level. For ad hoc constituent deletion, no recapping will be undertaken.

Trading Suspension

Whether to remove a suspended constituent from the Hang Seng Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the Hang Seng Index, its last traded price may be adjusted down to the system lowest price, i.e. $0.0001 in the security’s price currency, or an official residual price (if available) will be used for index calculation on the trading day preceding the effective date of the constituent changes. In the event of a trading suspension, the last traded price will be used for index calculation during the suspension period. In exceptional circumstances, a suspended constituent may be retained in HSI only if it is believed that its shares are highly likely to resume trading in the near future.

Where the HKEX considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time direct a trading halt or suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKEX may also do so where: (1) an issuer fails, in a manner which the HKEX considers material, to comply with the HKEX listing rules; (2) the HKEX considers there are insufficient securities in the hands of the public; (3) the HKEX considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKEX considers that the issuer or its business is no longer suitable for listing.

In the following circumstances, when an announcement cannot be made promptly, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has information that, in the view of the HKEX, there is or there is likely to be a false market (i.e., where there is material misinformation or materially incomplete information in the market which is compromising proper price discovery) in the issuer’s securities; (2) where the issuer reasonably believes that there is inside information which must be disclosed under the HKEX’s inside information rules; or (3) where the issuer reasonably believes or it is reasonably likely that confidentiality may have been lost in respect of certain inside information.

In the following circumstances, pending an announcement, an issuer should request as short suspension of trading pending the publication of the announcement: (1) where the issuer has signed an agreement in respect of a share transaction, major transaction, very substantial acquisition or reverse takeover and the required announcement has not been published before trading begins on the next business day; (2) where the issuer has signed an agreement in respect of a notifiable transaction that is expected to be price-sensitive pending the publication of the required press announcement; or (3) where the issuer has finalized the major terms of an agreement in respect of a notifiable transaction that is expected to be price sensitive and the issuer considers that the necessary degree of security cannot be maintained or that the security may have been breached.

An issuer may request a suspension (other than a trading halt), and such request will normally only be acceded to in the following circumstances: (1) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions in such cases will normally only be appropriate where no previous announcement has been made); (2) to maintain an orderly market; (3) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (4) where the issuer is no longer suitable for listing, or becomes a “cash” company (a company whose net assets are comprised significantly of cash); (5) where the issuer is going into receivership or liquidation; or (6) where the issuer confirms that it will be unable to meet its obligation to disclose periodic financial information in accordance with the HKEX’s listing rules.

License Agreement

UBS has entered into a non-exclusive license agreement with HSIL, the HSI index sponsor, providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the HSI, in connection with securities, including the Securities. HSI is compiled and published by HSIL.

The Hang Seng Index (the “Index”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng Index” are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by UBS AG in connection with certain debt securities and warrants that UBS AG from time to time may offer and sell (the “Product”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF ANY OF THE INDEX(ES) AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of any of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO ANY OF THE INDEX (ES) BY UBS AG IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF ANY OF THE INDEX(ES); OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF ANY OF THE INDEX(ES) WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR

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INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST Hang Seng Indexes Company Limited AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

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Historical Information

The following table sets forth the quarterly closing high and quarterly closing low for HSI, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of HSI on November 28, 2018 was 26,682.56. Past performance of HSI is not indicative of the future performance of HSI.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	23,340.05	21,182.16	22,151.06
4/1/2014	6/30/2014	23,319.17	21,746.26	23,190.72
7/1/2014	9/30/2014	25,317.95	22,932.98	22,932.98
10/1/2014	12/31/2014	24,111.98	22,585.84	23,605.04
1/1/2015	3/31/2015	24,909.90	23,485.41	24,900.89
4/1/2015	6/30/2015	28,442.75	25,082.75	26,250.03
7/1/2015	9/30/2015	26,282.32	20,556.60	20,846.30
10/1/2015	12/31/2015	23,151.94	21,274.37	21,914.40
1/1/2016	3/31/2016	21,327.12	18,319.58	20,776.70
4/1/2016	6/30/2016	21,622.25	19,694.33	20,794.37
7/1/2016	9/30/2016	24,099.70	20,495.29	23,297.15
10/1/2016	12/31/2016	23,952.50	21,574.76	22,000.56
1/1/2017	3/31/2017	24,593.12	22,134.47	24,111.59
4/1/2017	6/30/2017	26,063.06	23,825.88	25,764.58
7/1/2017	9/30/2017	28,159.77	25,340.85	27,554.30
10/1/2017	12/31/2017	30,003.49	28,154.97	29,919.15
1/1/2018	3/31/2018	33,154.12	29,459.63	30,093.38
4/1/2018	6/30/2018	31,541.08	28,356.26	28,955.11
7/1/2018	9/30/2018	28,920.90	26,345.04	27,788.52
10/1/2018	11/28/2018*	27,126.38	24,585.53	26,682.56
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
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The graph below illustrates the performance of HSI from January 1, 2008 through November 28, 2018, based on information from Bloomberg. Past performance of HSI is not indicative of the future performance of HSI.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as pre-paid derivative contracts with respect to the underlying basket. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of your Securities. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor with respect to the consequences of the 3.8% Medicare tax to the Securities.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

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Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Securities are not “delta-one” with respect to the underlying basket or any U.S. underlying equity constituent, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, the underlying equity constituents or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the underlying equity constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying basket, the underlying equity constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdictions of the underlying constituent issuers).

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate's customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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